UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2019

DarkPulse, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-18730	87-0472109
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

350 5th Ave., 59th Floor	10018
New York, New York	(Zip Code)
(Address of principal executive offices)

(800) 436-1436

(Registrant’s telephone number, including area code)

Not applicable

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Precommencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Precommencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers

Director Appointments

On April 17, 2019, the Board of Directors of DarkPulse, Inc. (the “Company”) appointed Dr. Anthony Brown as a director of the Company to fill a vacancy in accordance with the Delaware General Corporation Law (the “DGCL”) and the Company’s Bylaws. In addition, on April 19, 2019, the Board of Directors of the Company appointed Carl Eckel as a director of the Company to fill a vacancy in accordance with the DGCL and the Company’s Bylaws.

There is no understanding or arrangement between Messrs. Brown and Eckel and any other person pursuant to which Messrs. Brown and Eckel were selected as directors of the Company. Messrs. Brown and Eckel do not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer.  Since January 1, 2019, Messrs. Brown and Eckel have not had a direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant exceeding $120,000.

Dr. Anthony Brown is a physicist and scientist with extensive experience in the development of Brillouin scattering-based distributed fiber optic sensing. In 2010, Dr. Brown co-founded DarkPulse Technologies, Inc., a wholly-owned subsidiary of the Company. Dr. Brown has more than 25 years of research and lecturing experience gained at the University of New Brunswick (“UNB”), focusing primarily on the development of Brillouin scattering-based distributed fiber optic sensor technology. From 2001 to 2012, Dr. Brown served as an assistant professor and research associate at UNB. During Dr. Brown’s tenure at UNB, he was instrumental in developing numerous patents in the field of fiber optic sensing. From 2012 to 2015, Dr. Brown served as an Adjunct Professor at UNB. From 2013 through the present, Dr. Brown has served as a data scientist for Xplornet Communications, Inc. From 2018 through the present, Dr. Brown has served as a consultant for the Company. Dr. Brown received a Bachelor of Science degree in Physics from UNB in 1995, and a PhD in Physics from UNB in 2001. We believe that Dr. Brown should serve as a member of our Board of Directors due to his extensive experience in the development of Brillouin scattering-based distributed fiber optic sensing.

Carl Eckel is a U.S. military veteran with over 35 years of defense communications system development and support experience. Mr. Eckel’s career began in the field of telecommunications operations and continued to evolve with the rapid advancements in telecommunications technologies. While serving in the United States Air Force from 1977 to 1985, Mr. Eckel was responsible for managing leased communications accounting, planning, user requirement changes, and system upgrades and replacements for critical Air Force Satellite Control Network (“AFSCN”) Programs at Onizuka AFS, until his honorable discharge in 1985. As a private civilian, from 1985 to 1992, Mr. Eckel served as a Database Systems Administrator and Site Integrator for Ford Aerospace / Loral where he was responsible for customer communications requirements analysis and development of training for operations and maintenance of the classified and unclassified systems supporting all Space Shuttle and satellite activities. In 1993 recognizing the government’s need for quality affordable training for operations and maintenance of complex software and hardware communications systems, Mr. Eckel started a successful training development and delivery business that provided training to Washington D.C. area clients such as the Pentagon 7th CG, the White House Communications Agency, and PACAF based in Hawaii. Mr. Eckel worked for Allied Signal/Honeywell in 1995-96 as a Group Field Engineer maintaining critical Control Center and Remote Tracking Communications Equipment around the world, and then rejoining communications systems support with Lockheed from 1997 to 1998. From 1999 to 2000, Mr. Eckel resumed support on the government side of the AFSCN serving initially in Network Security and Systems Integration. From 2000 to 2001, Mr. Eckel served as a Deputy Maintenance Manager for ITT where he was responsible for maintenance of AFSCN mission control communications systems. From 2001 to 2013, Mr. Eckel served as a Site Manager, Program Manager, and Program Director for IITC / Nortel / PEC / Avaya Government Solutions where he held a team leadership role transitioning back into program management. With this transition Mr. Eckel was a part of establishing and delivering contract performance that netted 99-100% contract satisfaction award fees. Mr. Eckel advanced to program director level managing contract team activities, including subcontractors, at multiple locations supporting programs for the Air Force, Army, and NOAA/NWS. In early 2014, Mr. Eckel transitioned into the Oil and Gas Industry as a safety professional in support of pipeline integrity work, station work, and mainline projects for clients including Enbridge, Hess, Tesoro, MarkWest, TransCanada, Kinder Morgan, and Shell. From 2014 through the present, Mr. Eckel has served as a Safety Manager for Minnesota Limited, LLC where he is responsible for safety compliance, including field safety inspections, incident and accident investigation, and reporting. Mr. Eckel received a diploma in Communications Systems from the USAF Technical School in Shepherd AFB, TX. Mr. Eckel holds numerous certifications, including OSHA 500 – Authorized OSHA 10 and 30 hour trainer, OSHA 510 HAZWOPER, CPR/AED/First aid, DOT – CSA & HAZMAT Driver Training. We believe that Mr. Eckel should serve as a member of our Board of Directors due to his extensive management experience within the government and the private sectors in such areas and industries where the Company’s technology systems may be advantageously utilized.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DarkPulse, Inc.

Dated: April 23, 2019	By:	/s/ Dennis M. O’Leary
Dennis M. O’Leary
CEO & Chairman